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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXXX) and related Prospectus of HCP, Inc. (formerly known as Health Care Property Investors, Inc. prior to September 7, 2007) for the registration of 4,246,857 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2007 (except for the Consolidated Balance Sheets, the Consolidated Statements of Income, Note 2 under "Assets Held for Sale and Discontinued Operations", Note 7 Intangibles, Note 18 Earnings Per Common Share, Note 21 Segment Disclosures, Note 24 Selected Quarterly Financial Data (Unaudited), and Schedule III: Real Estate and Accumulated Depreciation, as to which the date is September 14, 2007), with respect to the consolidated financial statements and schedule of HCP, Inc. included in HCP, Inc.'s Current Report (Form 8-K) dated September 19, 2007 and our report dated February 12, 2007 with respect to HCP, Inc. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of HCP, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
January 24, 2008

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Consent of Independent Registered Public Accounting Firm